Exhibit 18
Calculation of Filing Fee Tables
Form N-14
(Form Type)
Blue Owl Credit Income Corp.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee(1)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be paid	Debt	6.600% Notes due 2029	457(a)	$900,000,000	—	$900,000,000	0.015310%	$137,790	—	—	—	—
	Debt	5.800% Notes due 2030	457(a)	$1,000,000,000	—	$1,000,000,000	0.015310%	$153,100
	Debt	7.950% Notes due 2028	457(a)	$16,917,000		$16,917,000	0.015310%	$2,589.99
	Debt	6.650% Notes due 2031	457(a)	$3,000,000		$3,000,000	0.015310%	$459.30
Fees Previously Paid	Debt	7.950% Notes due 2028	457(b)	$16,917,000		$16,917,000	0.014760%	$2,496.95	—	—	—	—
	Debt	6.650% Notes due 2031	457(b)	$3,000,000		$3,000,000	0.014760%	$442.80
Carry Forward Securities
Carry Forward Securities	—	—	—	—	—	—	—	—	—	—	—	—
Total Offering Amounts						$1,919,917,000		$293,939.29
Total Fees Previously Paid								$293,939.29 (2)
Total Fee Offset								$—
Net Fee Due								$0
(1)Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933 and computed pursuant to Rule 457(a) and 457(f)(2) of the Securities Act of 1933.
(2)The fee of $293,929.29 was paid in connection with the filing of the registration statement on Form N-14 (File No. 333-277469) on February 28, 2024 and the filing of the registration statement on Form N-14 (File No. 333-284871) on February 12, 2025.
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